Exhibit 99.3

Circle Internet Financial | Investor Presentation, June 2021 | 1 Circle Internet Financial Limited 2021

Circle Internet Financial | Investor Presentation | 2 Genera l This presentation is for informational purposes only to assist interested parties in making their own evaluation with respect to the proposed business combination between Concord Acquisition Corp (“Concord”) and Circle Internet Financial Limited (“Circle”). The information contained herein does not purport to be all - inclusive, and none of Concord, Circle nor any of their respective aﬃliates nor any of its or their control persons, oﬃcers, directors, employees or representatives makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation. Us e o f Projections This presentation contains ﬁnancial forecasts with respect to certain of Circle’s business and ﬁnancial metrics, including, but not limited to, USDC in circulation, revenue, total transaction volume, total volume lent, Circle accounts, interest income, expenses, Adjusted EBITDA, margin, and SeedInvest total closed volume, which are being provided for illustrative purposes only. Neither Concord’s nor Circle’s independent auditors has audited, reviewed, compiled, or performed any procedures with respect to the projections for the purposes of their inclusion in this presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. Furthermore, Concord’s due diligence review of Circle’s business and ﬁnancial statements remains ongoing. These ﬁnancial forecasts and projections should not be relied upon as being necessarily indicative of future results and may be impacted by ﬁndings in Concord’s due diligence process. Neither Concord nor Circle undertakes any commitment to update or revise the projections, whether as a result of new information, future events, or otherwise. The assumptions and estimates underlying the prospective ﬁnancial information are inherently uncertain and are subject to a wide variety of signiﬁcant business, economic, and competitive risks and uncertainties that could cause actual results to diﬀer materially for those contained in the prospective ﬁnancial information. Accordingly, there can be no assurance that the prospective forecasts are indicative of the future performance of Concord, Circle or the combined company after completion of any proposed business combination or that actual results will not diﬀer materially from those presented in the prospective ﬁnancial information. Inclusion of the prospective ﬁnancial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective ﬁnancial information will be achieved. Historica l Financial Information The historical ﬁnancial information of Circle for the ﬁrst quarter of 2021 in this presentation has been reviewed by Circle’s independent registered public accountant in accordance with U.S. GAAP pursuant to private company auditing standards and does not conform to Regulation S - X or PCAOB standards. Accordingly, such information may not be included in, may be adjusted in, or may be presented diﬀerently in the proxy statement/prospectus to be ﬁled with the Securities and Exchange Commission (“SEC”). There is no assurance that any such adjustments will not be material. Forward - L ookin g S tatements This presentation includes “forward - looking statements.” Forward - looking statements may be identiﬁed by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” “may,” “will,” “should,” “would,” “could,” “continue,” “future,” “seem,” “potential,” “predict,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward - looking statements include projected ﬁnancial information. Such forward - looking statements with respect to revenues, earnings, performance, strategies, prospects, and other aspects of the businesses of Concord, Circle or the combined company after completion of any proposed business combination are based on various assumptions, whether or not identiﬁed in this presentation and on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to diﬀer materially from those indicated by such forward - looking statements. These factors include, but are not limited to: the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely aﬀect the combined company or the expected beneﬁts of the proposed business combination or that the approval of the stockholders of Concord is not obtained; the potential liability to Circle resulting from a fee dispute with a ﬁnancial advisor and an OFAC investigation; the ability to maintain the listing of the combined company’s securities on NYSE; the inability to complete the PIPE; the risk that the proposed business combination disrupts current plans and operations of Circle as a result of the announcement and consummation of the transaction described herein; the risk that any of the conditions to closing are not satisﬁed in the anticipated manner or on the anticipated timeline; the failure to realize the anticipated beneﬁts of the proposed business combination; risks relating to the uncertainty of the prospective ﬁnancial information with respect to Circle and costs related to the proposed business combination; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the proposed business combination; the amount of redemption requests made by Concord’s public stockholders; the eﬀects of the COVID - 19 pandemic, general economic conditions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in Amendment No. 1 to Concord’s Annual Report on Form 10 - K ﬁled with the Securities and Exchange Commission (“SEC”) on May 20, 2021, and other ﬁlings with the SEC, as well as factors associated with companies, such as the Company, that are engaged in the digital currency and payments industries. Accordingly, forward - looking statements, including any projects or analysis, should not be viewed as factual and should not be relied upon as an accurate prediction of future results. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward - looking statements. We undertake no obligation to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, you should not put undue reliance on these statements. Use of Non - GAAP Financial Measures This presentation includes certain forecasted non - GAAP ﬁnancial measures, including Adjusted EBITDA and Adjusted EBITDA margin. Circle deﬁnes Adjusted EBITDA as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, and share - based compensation expense. Circle calculates Adjusted EBITDA margin as Adjusted EBITDA divided by the sum of Total Revenue and USDC Interest Income less USDC Income Sharing and Transaction Costs. Management believes that these non - GAAP measures of ﬁnancial results provide useful information to management and investors regarding certain ﬁnancial and business trends relating to Circle’s ﬁnancial condition and results of operations. Management does not consider these non - GAAP measures in isolation or as an alternative to ﬁnancial measures determined in accordance with GAAP. Other companies may calculate non - GAAP measures diﬀerently, and therefore the non - GAAP measures of Circle included in this presentation may not be directly comparable to similarly titled measures of other companies. The company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP ﬁnancial measures without unreasonable eﬀort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of forward - looking non - GAAP ﬁnancial measures is included. Industr y an d Mark e t Data ; T rademark s an d T rad e Names Information and opinions in this presentation rely on and refer to information and statistics regarding the sectors in which Circle competes and other industry data. This information and statistics were obtained from third - party sources, including reports by market research ﬁrms. Concord and Circle have not independently veriﬁed this information and make no representation or warranty, express or implied, as to its accuracy or completeness. Concord and Circle have supplemented this information where necessary with information from Circle’s own internal estimates, taking into account publicly available information about other industry participants and Circle’s management’s best view as to information that is not publicly available. This presentation contains preliminary information only, is subject to change at any time, and is not, and should not be assumed to be, complete or to constitute all the information necessary to adequately make an informed decision regarding your engagement with Concord or Circle. Concord and Circle also own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this presentation is not intended to, and does not imply, a relationship with Concord or Circle, or an endorsement or sponsorship by or of Concord or Circle. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Concord or Circle will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names. N o Oﬀe r o r Solicitation This presentation is for informational purposes only and is neither an oﬀer to purchase, nor a solicitation of an oﬀer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there by any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No oﬀer of securities shall be made except in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), or by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and applicable regulations in Ireland. Importan t Informatio n fo r Investor s an d Shareholders In connection with the proposed business combination, a registration statement on Form S - 4 (the “Form S - 4”) is expected to be ﬁled by a new holding company (“New Pubco”) with the SEC that will include a proxy statement of Concord that will also constitute a prospectus of New Pubco. Additionally, New Pubco and Concord will ﬁle other relevant materials with the SEC in connection with the proposed business combination. Investors and security holders of Concord and other interested persons are urged to read the Form S - 4, including the preliminary proxy statement/prospectus and the amendments thereto and the deﬁnitive proxy statement/prospectus and documents incorporated by reference therein, as well as other documents ﬁled with the SEC in connection with the proposed business combination, when they become available before making any voting or investment decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. When available, the deﬁnitive proxy statement/prospectus will be mailed to stockholders of Concord as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Concord Acquisition Corp, 477 Madison Avenue, New York, New York 10022. P articipants i n th e Solicitation Concord, Circle, New Pubco and their respective directors and executive oﬃcers may be deemed to be participants in the solicitation of proxies of Concord’s shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, aﬃliations and interests of certain of Concord’s executive oﬃcers and directors in the solicitation by reading Amendment No. 1 to Concord’s Annual Report on Form 10 - K , which was ﬁled with the SEC on May 20, 2021, and the proxy statement/prospectus and other relevant materials ﬁled with the SEC in connection with the business combination when they become available. Other information concerning the interests of participants in the solicitation, which may, in some cases, be diﬀerent than those of their shareholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available. Conﬁdentiality This presentation has been prepared for informational purposes only and is conﬁdential. This presentation contains conﬁdential information concerning Circle’s business and the proposed business combination including, but not limited to, non - public ﬁnancial information and/or projections and the fact that Concord and Circle are in discussions regarding the proposed business combination. By accepting this presentation you agree to keep it and the information contained herein conﬁdential and you agree that such information may not be copied, reproduced or distributed in whole or in part without each of Concord and Circle’s prior written consent. Disclaimer

Jeremy Allaire Chief Executive Oﬃcer Jeﬀ Tuder Chief Executive Oﬃcer Peter Ort Independent Director Bob Diamond Chairman Jeremy F o x - Geen Chief Financial Oﬃcer Circle Internet Financial | Investor Presentation | 3

Diﬀerentiated and diverse global operating and investment experiences Deep domain expertise with ﬁnancial services and ﬁnancial technology Thorough understanding of the union between legacy ﬁnancials and tech Strong relationships with leading institutional investors $3bn of capital raised for Atlas funds and co - investments since inception Comprehensive network of industry and regulatory relationships in U .S, EMEA and Asia Well - connected team including former ﬁnancial services founders, bankers, academics and government oﬃcials Collaborative, partnership - focused culture Thorough understanding of levers to create long - term shareholder value for all public company stakeholders EXTENSIVE OPER A TING & INVESTING EXPERIENCE DEEP EXPERIENCE & SUCCESS IN FUNDRAISING G L OBAL NET W ORK OF EXECUTIVES, INVESTORS & POLICY CONNECTIONS P A R TNERSHIP APPROACH Concord ’ s team has decades of experience investing in, operating, advising and growing global ﬁnancial services businesses, with a goal of a long - term partnership to create sustainable value for shareholders. Circle Internet Financial | Investor Presentation | 4

Our Mission

"Raising global economic prosperity through the frictionless exchange of financial value."

The first digital currency native commercial financial institution built on public blockchain ecosystems and decentralized finance

~$190BN USDC in Circulation (2023E)	**~$885MN** Total Revenue (2023E)
~$15BN Total Transaction Volume (2023E)	**~$50BN** Total Volume Lent (2023E)

Circle's marquee accounts & partnerships

Note: See slide 39 for projections of these key financial and non-financial metrics from 2021 to 2023

Circle Internet Financial | Investor Presentation | 5

Circle’s management team has broad and deep experience across digital currency, internet tech, fintech and financial services Elisabeth Carpenter Chief Operating Oﬃcer Jeremy Allaire Co - Founder & CEO Flavia Naves General Counsel Dante Disparte Chief S trategy Oﬃcer & Head of Global Policy Li Fan Chief T echnology Oﬃcer Mandeep W alia Chief Compliance & Risk Oﬃcer Jeremy F o x - Geen Chief Financial Oﬃcer Ryan Feit Co - Founder & CE O , SeedInvest Circle Internet Financial | Investor Presentation | 6

The Circle Opportunity

The ﬁnancial system is radically more open, connected & interoperable Imagine a world where… Payments are frictionless, immediate & nearly free Borrowing & lending decisions are embedded in autonomous software , not humans Capital markets are as global & diversiﬁed as other Internet marketplaces Circle Internet Financial | Investor Presentation | 8

The Da w n o f the Internet of Value Each of these world - changing technologies began as a point solution and evolved into foundational layer in the overall stack. 1 990 2000 20 1 0 2020 FINANCIAL VALUE EXCHANGE Crypto and blockchain is doing for the global exchange of value, what the internet did for the global exchange of information M O BI LE U B I Q UI TY CL OUD AGI LI TY C O MM UN ICATI ONS P ublic d e b u t 1995 F ound ed 2004 L aun ched 2007 Pu blic d e b u t 2019 S a t oshi W P 2008 Pu blic d e b u t 2021 “ Clou d C ompu t ing” coined 1996 L aun ched 2006 Circle Internet Financial | Investor Presentation | 9

The Future of Financial Infrastructure

Re-building the the world's economic infrastructure from the ground up, as internet-native technology.

Perceived "Next-Gen" FinTechs

Modern UX, but inefficient closed systems built on legacy rails

Traditional UX, legacy core

Controlled networks
Siloed from developer innovation
Centralized and vulnerable
Slow, expensive, and complex
Closed-loop electronic money

Blockchain Finance

Blockchain-based infrastructure built on open networks

Full stack on internet rails

Built on global, open networks
Programmable with smart contracts
Global, scalable, and efficient
Speed and efficiency of the internet
Internet native money

Circle Internet Financial | Investor Presentation | 10

Foundation for Next - Gen Financial Services Commoditization of Payments & Value Storage Digital Goods & Marketplaces Financial Inclusion Near instantaneous and low - cost settlement for any form of payment and value exchange Internet - native markets in content and commerce moving to digital assets and currency for global reach, cost eﬃciency and business model innovation Tokenized assets (securities, physical assets, digital goods) link with stablecoins as native settlement rails Provides support for the global underbanked, access to decentralized ﬁnance markets and a means of low - cost remittances and foreign relief Broad Tokenization of R eal - W orld Assets Circle Internet Financial | Investor Presentation | 11

Enter Stablecoins Subject to market volatility relative to corresponding ﬁat Bound by frictions inherent to traditional ﬁat currency transferability A centralized, closed system Subject to counterparty risk; USDC is a bearer asset Built on Ethereum and other emerging public blockchains Instantaneously transferrable 24/7/365 across the globe Open, interoperable and programmable with smart contracts Compatible with US Federal and S tate regulations and guidelines for digital currency The global ﬁnancial system meets Internet - native currency — Circle created & principally operates USD Coin. USDC is not Displacing existing central bank money USDC is A digital currency representation of an existing dollar that is redeemable 1:1 — fully reserved & audited Circle Internet Financial | Investor Presentation | 12

Leading the Market in Growth & Adoption Circle Internet Financial | Investor Presentation | 13 HISTORICAL ON - CHAIN TRANSACTION VOLUME USDC MARKET CAP GROWTH

Circle is Organically Building a Global Internet - Native Settlement Infrastructure 50% based in the US 50% Non - US Circle customers are already highly global Users can route USDC through these mar k ets and into and out of these currencies at the speed of the internet and digital asset exchanges. Exchanges connect to USDC rails covering 180+ countries Circle Internet Financial | Investor Presentation | 14

1 Source: The W orld Bank as of 2019 2 Source: Juniper Research as of July 2020. Based on forecasted 2022 B2B cross border payments market size 3 Source: R euters as of April 2021 A massive market opportunity expected to play out over decades CRYPTOCURRENCY 3 $2tn M2 MONEY SUPPLY 1 $130tn GLOBAL PAYMENTS 2 $35tn Blockchain tech and crypto assets are forming the basis for a new global ﬁnancial infrastructure Long - term addressable markets Circle Internet Financial | Investor Presentation | 15

The Circle Platform

Circle operates a suite of internet native financial services

USDC
(interest income on reserves)

Circle operates the core market infrastructure of USDC

Marquee partners

coinbase
VISA

Transaction & Treasury Services (TTS)
(transaction & usage fees, spread capture)

Circle Accounts & API services provide companies with a comprehensive suite of payments and treasury services

Marquee partners

Dapper
Top Shot
FTX
Genesis
Compound

SeedInvest
(fee-based)

Two-sided marketplace for issuers and investors, enabling internet private capital markets to grow and flourish

Example Issuers

wyre
NowRx Pharmacy
MISO ROBOTICS

Circle Internet Financial | Investor Presentation | 17

Circle Account provides a foundation for using USDC & Digital Currency

Free Circle Account is entry point for Circle

Convert, Mint, Redeem USDC

USDC Storage & Custody[1]

Send & Receive on-chain payments — nearly free and instant with an easy-to-use browser interface

Global
Open accounts from 180+ countries & connect banks from 87 countries

API Services

Seamlessly embed Circle payments, payouts and account capabilities into custom apps

Yield Services

Earn interest on USDC lent into collateralized borrowing markets

CIRCLE CUSTOMERS

- *Banks & Financial Institutions*
- *Crypto Finance*
- *Fintechs*
- *Commerce & Marketplaces*
- *Institutional Traders*
- *Digital Content*
- *Blockchain Startups*

[1] Secure, insured custody services provided as a native capability of Circle infrastructure. Circle is not a qualified custodian

Circle Internet Financial | Investor Presentation | 18

API Services

Circle API Services comprise a powerful suite of infrastructure for diverse digital currency payments and treasury use cases

API Services

Build custom payments, commerce and financial apps on top of Circle Platform infrastructure

ACCOUNTS API

Securely store and manage digital currency incl. USDC, BTC & ETH

Manage complex funds flows and embedded finance applications

PAYMENTS API

Accept payments with legacy rails that settle in digital currency

Natively support crypto payments

Built in tooling for fraud management and operations

PAYOUTS API

Send fast payout to sellers, vendors, or users

Automate payout workflows

Global reach with USDC, and fiat payouts into banks in 90 countries

YIELD API

Transfer USDC into collateralized lending markets, generating interest, accessing CeFi and DeFi markets

Circle Internet Financial | Investor Presentation | 19

Accelerating Use Cases

Dapper **TOP SHOT**

Dapper uses Circle infrastructure and USDC settlement for **global payments supporting NFT markets**.

Circle Payments uniquely settles card or wire payments to support Dapper's customers, which allow for them to interact with its blockchain digital goods marketplace natively

VISA

Visa has **integrated USDC into VisaNet** as a currency and settlement infrastructure, enabling Visa digital wallet issuers to settle with Visa over public blockchains.

Visa is enabling its card holders and card issuers to use USDC to settle transactions, **bridging digital currency and mainstream merchants**.

FTX

One of the world's fastest growing crypto exchanges adopted Circle APIs and new Card and ACH services to support its global portfolio of exchange and brokerage products.

Circle APIs provide a fast and trusted infrastructure that gives FTX the ability to offer a secure and seamless fiat experience for crypto investors.

Circle Internet Financial | Investor Presentation | 20

Yield Services

CORE PRODUCT OFFERING

- High-Yield USDC services bundled with Circle Accounts and in Circle APIs
- Robust, risk-managed, regulated and secured institutional facility — high level of controls and regulatory supervision
- Great introduction for corporates into using USDC, driving issuance, payments activity, and other financial products
- Builds on market momentum for crypto corporate treasury

Implementation of professionally managed fixed-rate asset allocation in the crypto market:

~3% to ~7%*

- **Fixed Term (1-12 month lockup periods)**
- **Interest paid monthly**
- **Principal deposited back into Circle Account at term maturity**

POWERFUL BENEFITS TO CUSTOMERS

Holding assets in USDC allows users to move in and out of crypto investments with speed & security to:

Gain access to USDC crypto borrowing and lending markets

Earn higher fixed yield versus traditional financial markets across flexible terms

(*) Rates subject to change according to market conditions

Circle Internet Financial | Investor Presentation | 21

SeedInvest: Transformation of the private capital markets ecosystem

SeedInvest is a leading equity crowdfunding platform, opening up startup investing to everyone

$300M+	500k+	235+
Total raised	*Unique investors*	*Successful Offerings*



ANDREESSEN HOROWITZ
Krillion Ventures
SEQUOIA
FOUNDERS FUND
Combinator
citi VENTURES
Index Ventures
SCOUT VENTURES
BV
Battery Ventures
seedinvest
Omni
By Virtuix
MISO ROBOTICS
wyre
Heliogen
blokable
NowRx
TrustStamp

Financing volume ranges from $500k - $20mm

Supports both accredited and non-accredited investor participation

Access to pre-vetted startup investment opportunities

A two-sided marketplace for investing in private companies on the internet.

Circle Internet Financial I Investor Presentation I 22

SeedInvest: Evolving into a platform for tokenization of private capital markets

SeedInvest today (2021)

- ✓ Flexible platform enabling a wide range of capital formation options for startups
- ✓ Democratized access for retail investors into previously inaccessible investment opportunities
- ✓ Two-sided marketplace driving network effects for issuers and investors

Tokenization of Capital Markets

GLOBAL DEBT & EQUITY[1]

$295tn

USDC OPPORTUNITY[2]

$130tn

Tokenization of Securities

- ✓ The tokenization of capital markets has the potential to enable companies of all sizes to reach a diverse, global investor base with cost-effective compliance
- ✓ The tokenization of equity, debt and property securities is expected to allow for more internet direct offerings, and secondary market liquidity through rapidly growing digital asset exchanges such as FTX, Coinbase and Binance

[1] Sources: Global Debt: IIF Debt Monitor (Feb 2021), Global Equity: Statista Research Department (Mar 2021)
[2] M2 Money Supply. Source: The World Bank as of 2019

Circle Internet Financial | Investor Presentation | 23

The Circle Platform is difficult to replicate in an already disruptive ecosystem Seamless integrations across existing banking & payments networks Interoperability & support across multiple blockchain networks T ransaction & custod y 1 core optimized for digital currency ﬁnancial services 1 Secure, insured custody services provided as a native capability of Circle infrastructure. Circle is not a qualiﬁed custodian 7 years of crypto - aware K Y C/AML compliance programs Anti - Fraud & Risk Management Broad array of capabilities from years of tech investment & development Trusted pioneer with years of deep domain expertise & data Circle Internet Financial | Investor Presentation | 24

Financial Opportunity

Fundamentals of Our Financial Model

USDC ADOPTION DRIVES CIRCLE GROWTH AND REVENUE

USDC Reserve

Growing market adoption, increasing reserve balances, and higher share

INTEREST INCOME =

Reserve Balance * Reserve Return Rate * Share

Transaction & Treasury Services

Increasing use of digital currency for payments, commerce and treasury needs

REVENUE =

(Payment Volumes & Treasury Balances) * Take Rate

DEMOCRATIZATION OF CAPITAL MARKETS

SeedInvest

Growth in direct to internet securities offerings creates marketplace network effects

REVENUE =

Capital Raised * Take Rate

Circle Internet Financial I Investor Presentation I 26

Circle Internet Financial | Investor Presentation | 27 1 USDC Income Sharing and Transaction Costs refers to USDC interest income paid to third party issuers of USDC as well as network fees associated with processing USDC transactions Significant Opportunity… C A GR: 229% C A GR: 177% 1 TOTAL REVENUE AND USDC INTEREST INCOME ($ in millions) CIRCLE A CCOUN T S

Note: Adjusted EBITDA and Adjusted EBITDA margin are non - GAAP measures 1 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by the sum of Total Revenue and USDC Interest Income less USDC Income Sharing and Transaction Costs. Long term target refers to post - 2023. …with Growing Operating Leverage Signiﬁcant investment drives revenue and customer scale with high - leverage unit economics, designed to deliver accelerating proﬁtability over time Target Long Term Adjusted EBITDA Margin 1 35%+ ADJUSTED EBITDA ($ in millions) Circle Internet Financial | Investor Presentation | 28

Substantial Investment to Achieve Substantial Results Product & T echnology Circle Internet Financial | Investor Presentation | 29 Signiﬁcant expansion of Product and Engineering teams Technology investment to support global scaling, new product development and core infrastructure innovation in crypto - economic systems Sales, Marketing & Customer Success Dramatic growth across Revenue and Customer Success organizations Scaling to support product rollouts and international expansion across EMEA, APAC and LATAM Broad - based corporate, brand and product marketing investment Corporate Development & Partnerships Acquisition of key licenses, access to local rails and customer ﬂow to accelerate global expansion eﬀort High ROI acquihires of key industry talent to support product and company velocity Product expansion through acquisition of identiﬁed targets with complimentary oﬀerings, accelerating product vision Strategic investment fund to support commercial partnerships and broader ecosystem innovations Regulatory & Risk Capital Regulatory capital required for appropriate license, operational and business model expansion Collateral for operational support with banking and processing partners

Massive network eﬀects enable accelerating adoption We operate one of the fastest growing dollar digital currencies in the world Diﬀerentiated product suite serving wide array of customer use - cases Sustainable business model demonstrated by dominant industry position and history of excellent execution Executive leadership team with decades of industry experience Attractive economic model with scale, growth and proﬁtability Beginning stages of digital currency and blockchains redeﬁning money, payments and ﬁnancial services delivery Blockchain - Based Payments & Treasury Infrastructure Open Internet Architecture Investment Highlights Circle Internet Financial | Investor Presentation | 30

Valuation Perspectives

Approach to Comparable Companies Payments Networks • Critical global ﬁnancial infrastructure • V olume - based ta ke - rate model • Global connectivity with network eﬀects Circle advantage: digital - asset macro tailwinds with deep treasury and payments integration High Growth Payments & Financial Software • Digital disruptors with signiﬁcant T AM • Volume - based, subscription, take - rate model • A ttractive growth proﬁle Circle advantage: digital - asset macro tailwinds and recurring spread revenue with network eﬀects Digital - Asset Focused • Exposure to fast - growing digital asset ecosystem • Developing crypto - native and highly scalable platforms Circle advantage: powerful ways to monetize treasury management and payment ﬂows with network eﬀects Circle Internet Financial | Investor Presentation | 32

Operational Benchmarking

2021E – 2023E Revenue Growth CAGR


Payment Networks
High Growth Payments & Financial Software
Digital-Asset Focused
185 %
17 %
16 %
39 %
35 %
32 %
26 %
155 %
8 %
39 %
CIRCLE (1)
VISA
adyen
bill.com
shopify
Square (4)
bakkt (5)
coinbase
Silvergate

2023E Adjusted EBITDA Margin[2]


Payment Networks
High Growth Payments & Financial Software
Digital-Asset Focused
Target Long Term Adjusted EBITDA Margin[3]
35%+
35%+
10 %
64 %
52 %
62 %
NM
13 %
23 %
31 %
33 %
NM
CIRCLE (3)
VISA
adyen
bill.com
shopify
Square (4)
bakkt (5)
coinbase
Silvergate

Source: Wall Street Research. Note: Market data as of 6-Jul-21.
1) Circle figures based on total revenue net of USDC income sharing and transaction costs.
2) Adjusted EBITDA margin for comparable peers adjusted for stock based compensation expense.
3) Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by the sum of Total Revenue and USDC Interest Income less USDC Income Sharing and Transaction Costs. Long term target refers to post 2023.
4) Square figures based on revenue net of Bitcoin / transaction-based costs.
5) Bakkt figures based on revenue less transaction-based expenses.

Circle Internet Financial I Investor Presentation I 33

Peer V a l u a t ion Be n chmar k i n g Enterprise Value / 2023E Revenue Growth Adjusted Enterprise Value / 2023E Revenue High Growth Payments & Financial Software Digital - Asset Focused Payment Networks High Growth Payments & Financial Software Digital - Asset Focused Payment Networks 0 . 0 3 x 0 . 8 7 x 0 . 9 4 x 0 . 8 5 x 1 . 0 1 x 0 . 7 5 x 0 . 5 7 x 0 . 04 x 0 . 8 7 x 0.24 x 5 . 8 x 1 5 . 0 x 1 5 .4 x 33. 0 x 3 5 . 6 x 2 3. 9 x 14 . 7 x 5 . 9 x 6 . 7 x 9 . 5 x Source: Wall Street Research. Note: Market data as of 6 - Jul - 21. 1) Circle multiples based on $4.5bn enterprise value. Revenue figures based on total revenue net of USDC income sharing and transaction costs. 2) Square multiples based on revenue net of Bitcoin / transaction - based costs. 3) Bakkt multiples based on revenue less transaction - based expenses. (2) (3) (2) (3) (1) (1) Circle Internet Financial | Investor Presentation | 34

Appendix

Note: Adjusted EBITDA and Adjusted EBITDA margin are non - GAAP measures 1 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by the sum of Total Revenue and USDC Interest Income less USDC Income Sharing and Transaction Costs Projected P&L Summary $ in millions 2021E 2022E 2023E USDC 40 111 196 TTS 65 267 622 SeedInvest 10 29 68 Total Revenue and USDC Interest Income 115 407 886 % Growth 253% 118% USDC Income Sharing and T ransaction Costs 19 56 108 T T S T ransaction Costs 33 94 166 Total Third - Party Transaction Costs 52 150 273 % of revenue 45% 37% 31% Personnel 65 160 294 Marketing 34 104 129 IT Infrastructure 11 26 43 G&A 41 88 122 D&A 12 42 97 Total Operating Expenses 163 420 684 % of revenue 141% 103% 77% Adjustments D&A 12 42 97 Stock Based Compensation 12 25 50 Adjusted EBITDA (76) (97) 76 % Adjusted EBITDA Margin 1 -- -- 10% Circle Internet Financial | Investor Presentation | 36

1 USDC Income Sharing and Transaction Costs refers to USDC interest income paid to third party issuers of USDC as well as network fees associated with processing USDC transactions Substantial Projected Revenue Growth USDC INTEREST INCOME ($ in millions) TTS REVENUE ($ in millions) SEEDINVEST REVENUE ($ in millions) C A GR: 121% C A GR: 209% C A GR: 161% 1 Circle Internet Financial | Investor Presentation | 37

Non Financial Performance Indicators

USDC IN CIRCULATION
($ in billions)



CAGR: 136%
$35
$83
$194
2021E
2022E
2023E

TOTAL FIAT TRANSACTION VOLUME[1]
($ in billions)



CAGR: 155%
$3
$9
$17
2021E
2022E
2023E

TOTAL VOLUME LENT END OF PERIOD BALANCES
($ in billions)



CAGR: 554%
$1
$18
$53
2021E
2022E
2023E

SEEDINVEST TOTAL CLOSED VOLUME
($ in millions)



CAGR: 124%
$101
$237
$505
2021E
2022E
2023E

[1] Fiat transaction volume represents payments / payouts volume on APIs across wires, ACH and card transactions

Circle Internet Financial | Investor Presentation | 38

1 USDC Income Sharing and Transaction Costs refers to USDC interest income paid to third party issuers of USDC as well as network fees associated with processing USDC transactions 2021 Q1 Results and Q2 - Q4 Forecast TOTAL REVENUE AND USDC INTEREST INCOME ($ in millions) CIRCLE A CCOUN T S 1 Circle Internet Financial | Investor Presentation | 39

USDC Interest Income is sensitive to rising interest rates $ in millions Change in interest rates Incremental USDC Interest Income 1 2022 2023 (instantaneous parallel shift) Base Case - - +50bps $235 $555 +100bps $470 $1,110 +150bps $705 $1,665 +200bps $940 $2,220 1 Incremental USDC Interest Income to the Circle ﬁnancial model as presented in the Investor Presentation, June 2021, and before USDC Interest Income sharing and transaction costs Circle Internet Financial | Investor Presentation | 40

Transaction Summary

KEY HIGHLIGHTS

Valuation	**Implied enterprise value of $4.5bn, which equates to 5.8x 2023E revenue of $778mm**
Capital Structure	$969mm of cash held on the pro forma balance sheet
Earn-out Shares	Earn-out of 111.9mm shares for existing equity holders 25% granted if closing share price above $12.00 within first 12 months(1) 25% granted if closing share price above $14.00 within first 36 months(1) 25% granted if closing share price above $16.00 within first 60 months(1) 25% granted if closing share price above $100.00 within first 120 months(1)

PRO FORMA OWNERSHIP(7)



4.9%
1.4%(8)
7.4%
86.3%
Existing Equity Holders
PIPE
SPAC Public Shares
Sponsor Shares

IMPLIED SOURCES & USES

($ in mm)

Sources	
Circle Rollover Equity (2)	$4,826
SPAC Cash in Trust (3)	276
PIPE Investment (4)	415
Sponsor Shares (5)	77
Total Sources	**$5,593**

Uses	
Circle Rollover Equity (2)	$4,826
Sponsor Shares (5)	77
Cash to Balance Sheet (6)	549
Cash to Seller Before Fees	40
Transaction Fees	102
Total Uses	**$5,593**

CAPITALIZATION

($ in mm)

Implied Market Capitalization (7)	**$5,415**
(+) Pro Forma Debt	54
(-) Pro Forma Cash (6)	(549)
(-) Convertible Note Net Proceeds	(419)
Implied Enterprise Value	**$4,500**
Enterprise Value / 2021E Revenue	*46.9x*
Enterprise Value / 2022E Revenue	*12.8x*
Enterprise Value / 2023E Revenue	*5.8x*

1) Closing share price for 20 days within any 30-trading day period.
2) Circle rollover equity equals $4.5bn implied enterprise value, less pre-IPO debt of $54mm, plus convertible note net proceeds of $419mm, less secondary sale proceeds of $40mm. Excludes earnout shares, all of which are subject to vesting at the price targets.
3) Based on $276mm IPO capital raised.
4) Based on $415mm PIPE at $10.00 per share.
5) Includes 6,900,000 sponsor shares and 752,000 private placement shares at $10.00 per share.
6) Based on total cash sources of $691mm, less $102mm of transaction fees and $40mm cash to seller.
7) Excludes earnout shares and warrants, all of which are subject to vesting at various price targets. If within the first 120 months after transaction the share price closes above $100.00 for 20 days within any 30-trading day period and the full earnout is granted, pro forma ownership for the SPAC Public Shares and PIPE Shares would be 4.1% and 6.1%, respectively, inclusive of the dilutive effect of the earnout and warrants. Implied market capitalization excludes transaction fees and sponsor shares.
8) Includes 5,430,000 sponsor shares and 510,289 private placement shares held by the Concord Sponsor Group LLC and 1,380,000 sponsor shares and 241,711 private placement shares held by CA Co-Investment LLC, an affiliate of Cowen. Includes 90,000 shares held by independent directors of Concord. Excludes dilution from private warrants.

Circle Internet Financial | Investor Presentation | 41

Share Cou n t Summary Circle Internet Financial | Investor Presentation | 42 Note: Share count analysis excludes unvested options. 1) Based on an aggregate 13,800,000 public warrants issued, each exercisable to purchase one share of Class A common stock at a price of $11.50 per share. 2) Based on an aggregate 376,000 private placement warrants issued, each exercisable to purchase one share of Class A common stock at a price of $11.50 per share. 3) Earnout amount including 20% of Circle fully diluted shares of 559.3 as of closing of the transaction at strike prices of $12.00, $14.00, $16.00, $100.00. Basic Case Basic + Warrants + Earnout Case Pro Forma Ownership Shares O wnership % SPAC 40.6 6.0 % Public Class A Shares 27.6 4.1 Private Class A Shares 0.8 0.1 Private Class B Shares 6.9 1.0 Public W a rr an t s (N e t Sh a r es I s sued @ $ 1 8 / Sh a r e ) 1 5.0 0.7 Private Warrants 2 0.4 0.1 PIPE 41.5 6.1 Circle Equity 482.6 71.3 Earnout 3 111.9 16.5 Fully Diluted Shares Outstanding 676.5 100.0 % Pro Forma Ownership Shares Ownership % SPAC 35.3 6.3 % Public Class A Shares 27.6 4.9 Private Class A Shares 0.8 0.1 Private Class B Shares 6.9 1.2 PIPE 41.5 7.4 Circle Equity 482.6 86.3 Fully Diluted Shares Outstanding 559.3 100.0%

Appen d ix I I - Risk F actors

Circle Internet Financial | Investor Presentation | 44 Risk Fact ors (1/3) Risks Related to Circle’s Business and Industry ● We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. ● We have experienced rapid growth recently, and if we do not effectively manage our growth and the associated demands on our operational, risk management, sales and marketing, technology, compliance, and finance and accounting resources, our business may be adversely impacted. ● Our growth may not be sustainable and depends on our ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers. ● Our forecasts and projections are based upon assumptions, analyses and internal estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially and adversely from those forecasted or projected. ● We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed. ● If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our net revenue, could decline, which could adversely impact our business, operating results, and financial condition. ● Cyberattacks and security breaches of our systems, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition. ● We may incur significant liability as a result of several ongoing disputes and investigations. The ultimate resolution of these matters may require substantial cash payments, materially and adversely affect our business, financial condition, and results of operation, and may cause dilution to our shareholders. ● We have retained certain liabilities of the Poloniex cryptocurrency exchange that we owned from 2018 to 2019, including certain liabilities that arose prior to our ownership. Poloniex has been subject to substantial, and in some cases unresolved, regulatory investigations and commercial litigation, including but not limited to: ● An SEC investigation relating to trading on the exchange of tokens that were deemed to be securities, which matter we expect to settle with the SEC for approximately $10.4 million. ○ An ongoing OFAC investigation for which we have taken a reserve of $1.07 million; however, due to OFAC’s statutory methodology for determining penalties on the basis of numbers of violations, the number of violations alleged by OFAC could result in penalties that are substantially greater than the amount we reserved and which would materially impact the value of your investment. ○ Ongoing arbitrations related to losses suffered by Poloniex customers associated with a crash in the CLAM market, which losses amounted to 1800 Bitcoin, or approximately $15 million at then - prevailing prices. We have taken a reserve in the amount of approximately $1.3 million in relation to one such arbitration and several other arbitrations are ongoing, the final outcome of which cannot be known at this time. ● Additionally, we are currently in a dispute with a financial advisor (Financial Technology Partners, or “FT Partners”) regarding advisory fees in connection with consummation of the proposed business combination with Concord. FT Partners believes it is entitled to a fee of approximately nine percent (9%) of the value issued to Circle equityholders in connection with the proposed business combination (as disclosed elsewhere herein) based on its interpretation of an engagement letter with Circle. At this time, no litigation has been filed and it remains possible that the matter will be resolved consensually; however, we cannot guarantee the ultimate outcome of this matter. ● Any significant disruption in our technology could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition. ● We rely on third parties in critical aspects of our business, which creates additional risk. Our ability to offer our services depends on relationships with other financial services institutions and entities, and our inability to maintain existing relationships or to enter into new such relationships could impact our ability to offer services to customers. The uncertain regulatory status of USDC around the world could have a negative impact on such relationships. ● We are subject to credit risks in respect of counterparties, including financial institutions. ● Our sponsorship relationships for transaction processing are concentrated in a small number of partners. Should our relationships with such sponsors deteriorate, we may be limited in our ability to offer the payment processing services that are core to our offerings. ● We are exposed to transaction losses due to chargebacks as a result of fraud or uncollectibility that may adversely impact our business, operating results, and financial condition. ● Our ability to process card payment transactions is critical to our business. Our card acquiring sponsor’s good standing with the payment card networks is, therefore, critical to our business. In the event our card acquiring sponsor were to lose its good standing with the payment card networks, we would be unable to process card payment transactions, and the utility of our services to our enterprise customers would deteriorate. ● Certain large customers provide a significant share of our revenue and the termination of such agreements or reduction in business with such customers could harm our business. If we lose or are unable to renew these and other marketplace and enterprise client contracts at favorable terms, or if an exchange, digital asset platform or USDC compatible app provider were to terminate affiliation with us or USDC, our results of operations and financial condition may be adversely affected. ● The prices of digital currencies are extremely volatile. Fluctuations in the price of various digital currencies may cause uncertainty in the market and could negatively impact trading volumes of digital currencies and therefore the extent to which participants in the digital currency industry demand our services and solutions, which would adversely affect our business, financial condition and results of operations. ● Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our products or services to further such illegal activities, we could be subject to liability and our business could be adversely affected. Our efforts to detect and monitor such transactions for compliance with law may require significant costs, and our failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business. ● Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition. We rely on third parties for some of our KYC and other compliance obligations. ● Our framework for risk management, including our counterparty risk management, may not be fully effective in mitigating our risk exposure against all types of risks.

Circle Internet Financial | Investor Presentation | 45 Risk Fact ors ( 2 /3) Risks Related to Circle’s Business and Industry (continued) ● We are in the process of establishing relationships with decentralized finance protocols to offer our users access to such decentralized protocols. Such relationships create certain liability risk for Circle should our customers experience losses as a result of accessing such decentralized finance protocols. ● If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected. Moreover, unfavorable media coverage could negatively affect our business. ● Our future growth depends significantly on our marketing efforts, and if our marketing efforts are not successful, our business and results of operations will be harmed. ● The energy usage and environmental impact of blockchain technology, particularly in relation to proof of work mining, has attracted considerable recent attention. Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of USDC and Circle. ● The COVID - 19 pandemic could have unpredictable, including adverse, effects on our business, operating results, and financial condition. Risks Related to Our Financial Condition ● We have a history of losses, and there is no assurance that we will maintain profitability or that our revenue and business models will be successful. ● We may experience fluctuations in our quarterly operating results. ● Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results. ● Changes to tax laws and regulations or the interpretation thereof could have a material adverse effect on our results of operations and the ability to utilize cash in a tax efficient manner. ● Our ability to use any current or future net operating loss to offset future taxable income may be subject to certain limitations under U.S. or foreign law. ● If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected. ● The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected. ● Key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics. ● We are subject to changes in financial reporting standards or policies, including as a result of choices made by us, which could materially adversely affect our reported results of operations and financial condition and may have a corresponding material adverse impact on capital ratios. ● We might require additional capital to support business growth, and this capital might not be available. Risks Related to USDC and Related Products ● Our ecosystem and all corresponding product offerings are centered on USDC, a stablecoin backed by fully reserved assets, redeemable on a 1:1 basis for US dollars. The regulatory landscape as it relates to stablecoins, including USDC, continues to evolve. Such evolution may create additional regulatory burden and expense and could materially impact the use and adoption of USDC. ● There is regulatory uncertainty regarding the classification of USDC and any classification of USDC as a security or a derivative in the U.S. or in other jurisdictions could impose additional regulation and materially impact its adoption. ● The successful launch and adoption of central bank digital currencies could directly impact the demand for USDC. ● The future development and growth of USDC is subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If USDC does not grow as we expect, our business, operating results, and financial condition could be adversely affected. ● We incur certain risks as a result of our membership in the Centre Consortium and our inability to continue to participate in the Centre Consortium could be materially detrimental to our on - going financial performance and continued viability. ● Due to unfamiliarity and some negative publicity associated with cryptocurrency and blockchain technology, our customer base may lose confidence in products and services that utilize cryptocurrency or blockchain technology. ● Issuing and redeeming USDC from our platform involve risks, which could result in loss of customer assets, customer disputes and other liabilities, which could adversely impact our business. ● Our business model relies on the utility of USDC to our enterprise customers. Should regulatory interpretations related to the offering of USDC in the United States or other jurisdictions impact the utility of USDC to enterprise customers, our partnerships and business may be adversely affected. ● Future developments regarding the treatment of USDC and other stablecoins for U.S. federal income and foreign tax purposes could adversely impact our business. ● Our operating results from the yield service product may fluctuate due to market forces out of our control that impact demand to borrow cryptocurrency or stablecoins. ● We have obligations to safeguard the assets of our customers and any failure to do so could negatively impact our business and result in liabilities, regulatory enforcement and reputational harm. ● Our yield product service is an innovative product which is difficult to analyze vis - à - vis existing financial services laws and regulations around the world. The product involves certain risks which could limit or restrict our ability to offer the product in certain jurisdictions. ● We and our yield product customers are exposed to the credit risk of Genesis. ● Our yield product is collateralized predominantly by Bitcoin and the value of that collateral is directly exposed to the high volatility of Bitcoin.

Circle Internet Financial | Investor Presentation | 46 Risk Fact ors ( 3 /3) Risks Related to SeedInvest ● If SeedInvest is not able to expand to add additional assets such as tokenized securities in a regulatory compliant way or to continue to attract high - quality companies for its investment platform, it may be unable to attract or retain customers and its synergy and integration with Circle’s business may be limited. ● SeedInvest is a regulated broker - dealer entity and operates within a regulated environment. As a result, SeedInvest is subject to regulatory oversight and may from time to time be involved in regulatory requests, exams, inquiries and actions which if resolved unfavorably could result in fines or penalties, modifications to its business or reputational harm . Risks Related to Our Employees and Other Service Providers ● In the event of employee or service provider misconduct or error, our business may be adversely impacted. ● The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition. ● Our culture emphasizes innovation, and if we cannot maintain this culture as we grow, our business and operating results could be adversely impacted. ● Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in certain entities, and other initiatives, which could adversely affect our business and reputation. Risks Related to Government Regulation ● We are subject to an extensive and highly - evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition. ● Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations. ● The cryptoeconomy is novel and has little to no access to policymakers or lobbying organizations, which may harm our ability to effectively react to proposed legislation and regulation of stablecoins as well as related payment products and services adverse to our business. ● The regulatory environment to which we are subject gives rise to various licensing requirements, significant legal and financial compliance costs and management time, and non - compliance could result in monetary and reputational damages, all of which could have a material adverse effect on our business, financial position and results of operations. ● The financial services industry is subject to intensive regulation. Major changes in laws and regulations as well as enforcement action could adversely affect our business, financial position, results of operations and prospects. ● We are subject to laws, regulations, and executive orders regarding economic and trade sanctions, anti - money laundering, and counter - terror financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them. As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non - U.S. regulators and governmental authorities. ● Our consolidated balance sheets may not contain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide, which could adversely affect our business, operating results, and financial condition. ● We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business. ● We are subject to complex and evolving laws, regulations, and industry requirements related to data privacy, data protection and information security across different markets where we conduct our business, including in the United States and EEA and industry requirements and such laws, regulations, and industry requirements are constantly evolving and changing. Our actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies could harm our business and could subject us to fines and reputational harm. ● Failure to comply with anti - money laundering, anti - bribery, economic and trade sanctions regulations and similar laws, could subject us to penalties and other adverse consequences. ● We are and may continue to be subject to litigation, including individual and class action lawsuits, as well as regulatory audits, disputes, inquiries, investigations and enforcement actions by regulators and governmental authorities. Risks Related to Intellectual Property ● Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition. ● In the future we may be sued by third parties for alleged infringement of their proprietary rights. ● Our and our ecosystem partners’ products and services, including the blockchains where the USDC protocol is built on, contain third - party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business. Risks Related to Operating as a Public Company ● The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members. ● The price of our ordinary shares could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us. ● Future sales of our ordinary shares, or the perception that such sales may occur, could depress our stock price. ● We are incorporated in Ireland; Irish law differs from the laws in effect in the United States and may afford less protection to, or otherwise adversely affect, our shareholders. ● We may be limited in our ability to pay dividends or repurchase shares in the future. G e n e r al Risk F ac t o r s ● Adverse economic conditions may adversely affect our business. ● We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man - made problems such as terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster. ● Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations. ● The business combination is subject to conditions, including votes of shareholders of Concord and Circle, as well as other certain conditions that may not be satisfied on a timely basis, if at all.